Exhibit 23.1

Consent of Independent Auditors
We consent to the incorporation by reference in Registration Statement Nos. 33-71108, 333-2396, 333-128512, 333-50130, 333-152506 and 333-176384 on Form S-8 of Key Technology, Inc. of our report dated March 20, 2013 related to the combined financial statements of Visys NV and Advanced Sorting Solutions Inc. as of November 30, 2012 and for the eleven months then ended, appearing in the Current Report on Form 8-K/A of Key Technology, Inc. dated May 16, 2013.

Hasselt, Belgium
May 16, 2013

DELOITTE Bedrijfsrevisoren / Reviseurs d’Entreprises
BV o.v.v.e. CVBA / SC s.f.d. SCRL
Represented by

/s/ Dominique Roux	/s/ Koen Neijens
Dominique Roux	Koen Neijens